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News Release                                                            . . . .
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                                    FOR:  Hooper Holmes, Inc.


                                    CONTACT:                   Exhibit 99.1
                                    Fred Lash                  ------------
                                    Chief Financial Officer
                                    908/766-5000
FOR IMMEDIATE RELEASE
                                    Investors: Theresa Schillero
                                    Media:  Stacey Nield
                                    Morgen-Walke Associates
                                    212/850-5600


            HOOPER HOLMES, INC. ANNOUNCES SHARE REPURCHASE PROGRAM

     Basking Ridge, NJ, June 1, 2000 - Hooper Holmes, Inc. (AMEX:HH) announced today that its Board of Directors has authorized the repurchase of up to 2.5 million shares of the Company's common stock during this calendar year. The Company currently has 66.2 million shares outstanding. The stock repurchases under this program will be made in the open market at the discretion of the Company's management. The timing and amounts of any stock repurchases will depend on many factors, including the market price of the common stock and overall market conditions. Repurchased shares will be used to support employee incentive compensation programs and for other corporation purposes.

     Jim McNamee, Chairman, President, and Chief Executive Officer, stated, "At current price levels, management and the Board of Directors believe the repurchase of Hooper Holmes common stock provides our shareholders with a significant value over the long term and represents an excellent investment opportunity for the Company. We remain confident in the underlying strengths of the Company and its growth opportunities."

     Hooper Holmes, Inc. provides health information services on insurance policy applicants to the life insurance industry. The Company provides these health information services through over 300 locations nationwide.

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[LETTERHEAD OF MORGEN - WALKE ASSOCIATES, INC.]